Exhibit (1)(b)

SCHEDULE A

LEGG MASON PARTNERS INCOME TRUST

Amended and Restated

Designation of Series of Shares of Beneficial Interests in the Trust

(May 25, 2012)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration have divided the Shares of the Trust in several series of Shares of beneficial interests in the Trust (each, a “Series”);

WHEREAS, the Trustees have heretofore terminated certain Series so established and designated and/or have changed the names of certain Series so established and designated;

NOW THEREFORE, the following are the Series of the Trust, effective as of August 1, 2012, each with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Western Asset Adjustable Rate Income Fund (Legg Mason Western Asset Adjustable Rate Income Fund prior to August 1, 2012)

2.	Western Asset California Municipals Fund (Legg Mason Western Asset California Municipals Fund prior to August 1, 2012)

3.	Legg Mason Western Asset Core Bond Fund

4.	Legg Mason Western Asset Core Plus Bond Fund

5.	Western Asset Corporate Bond Fund (Legg Mason Western Asset Corporate Bond Fund prior to August 1, 2012)

6.	Western Asset Global High Yield Bond Fund (Legg Mason Western Asset Global High Yield Bond Fund prior to August 1, 2012)

7.	Legg Mason Western Asset Global Inflation Management Fund

8.	Western Asset Mortgage Backed Securities Fund (Legg Mason Western Asset Mortgage Backed Securities Fund prior to August 1, 2012)

9.	Western Asset High Income Fund (Legg Mason Western Asset High Income Fund prior to August 1, 2012)

10.	Western Asset Intermediate Maturity California Municipals Fund (Legg Mason Western Asset Intermediate Maturity California Municipals Fund prior to August 1, 2012)

11.	Western Asset Intermediate Maturity New York Municipals Fund (Legg Mason Western Asset Intermediate Maturity New York Municipals Fund prior to August 1, 2012)

12.	Western Asset Intermediate-Term Municipals Fund (Legg Mason Western Asset Intermediate-Term Municipals Fund prior to August 1, 2012)

13.	Western Asset Managed Municipals Fund (Legg Mason Western Asset Managed Municipals Fund prior to August 1, 2012)

14.	Western Asset Massachusetts Municipals Fund (Legg Mason Western Asset Massachusetts Municipals Fund prior to August 1, 2012)

15.	Western Asset Municipal High Income Fund (Legg Mason Western Asset Municipal High Income Fund prior to August 1, 2012)

16.	Western Asset New Jersey Municipals Fund (Legg Mason Western Asset New Jersey Municipals Fund prior to August 1, 2012)

17.	Western Asset New York Municipals Fund (Legg Mason Western Asset New York Municipals Fund prior to August 1, 2012)

18.	Western Asset Oregon Municipals Fund (Legg Mason Western Asset Oregon Municipals Fund prior to August 1, 2012)

19.	Western Asset Pennsylvania Municipals Fund (Legg Mason Western Asset Pennsylvania Municipals Fund prior to August 1, 2012)

20.	Western Asset Short Duration Municipal Income Fund (Legg Mason Western Asset Short Duration Municipal Income Fund prior to August 1, 2012)

21.	Western Asset Short-Term Bond Fund (Legg Mason Western Asset Short-Term Bond Fund prior to August 1, 2012)

22.	Western Asset Global Strategic Income Fund (Legg Mason Western Asset Strategic Income Fund prior to August 1, 2012)

23.	Western Asset Emerging Markets Debt Fund (Western Asset Emerging Markets Debt Portfolio prior to June 30, 2012)

24.	Western Asset Short Term Yield Fund

1.             Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2.             The number of authorized Shares of each Series is unlimited.

3.             Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.             With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.             The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.             The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7.             Capitalized terms not defined herein have the meanings given to such terms in the Declaration.